TERMINATION AND SETTLEMENT AGREEMENT

	TERMINATION AND SETTLEMENT AGREEMENT, dated as of March 13, 2000 by and between
Progressive Telecommunications Corporation, a Nevada corporation ("Progressive")
and Robert Thompson ("Thompson").

                          	W I T N E S S E T H

	WHEREAS, Progressive and Thompson agree that it is in their respective best interests to terminate, effective immediately, Thompson's consulting and advisory agreements between Progressive and Thompson (the "Agreements"), pursuant to the terms and conditions provided herein.

	NOW, THEREFORE, IT IS AGREED:

	1.	Each of Progressive and Thompson agree as follows:

(a)	Thompson's role as a consultant to Progressive terminates effective the date hereof.

(b)	All Agreements, whether written or oral, are terminated and of no further force and effect, effective the date hereof.

(c)	Thompson agrees to accept, in lieu of all compensation and other consideration for services rendered to Progressive an undertaking by Progressive to register the shares previously issued to Thompson a Registration Statement on Form S-8.

	2.Thompson irrevocably, unconditionally and generally releases and forever discharges Progressive and each of Progressive's direct or indirect affiliates, investors, partners, officers, directors, partners, employees and agents from any and all claims, liabilities , demands and causes of action known or unknown, fixed or contingent, which Thompson claimed in the past, or now claims, or may be able to claim in the future against any of them arising directly or indirectly out of Thompson's employment as consultant therewith or the termination of such employment, or Thompson's ownership of any equity or other interest therein or any right to the same, including but not limited to all claims which Thompson does not know or suspect at this time to exist and which, if known, would materially affect this release. Thompson hereby covenants not to file a lawsuit or demand for arbitration to assert any such claim. This release includes a release of any and all claims for violation of any federal, state or municipal statute, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, Title VII of the Civil Rights Act 0f 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 and the Americans with Disabilities
Act. This release does not release any claim Thompson may have against Progressive for a breach of any provision of this Agreement. Thompson acknowledges that the consideration given for the waiver and release agreements set forth herein and elsewhere in this Agreement, which consideration was factored into the compensation to be received by Thompson as a consultant to Progressive as provided in Section (c) above, are in addition to anything of value to which Thompson was already entitled.

	3. Progressive, on behalf of itself and each of its direct or indirect affiliates, shareholders, investors, officers, directors, partners, employees and agents irrevocably, unconditionally and generally releases and forever discharges Thompson from any and all claims, liabilities, demands and cause of action known or unknown, fixed or contingent, which Progressive claimed in the past, or now claims, or may be able to claim in the future against Thompson arising directly or indirectly out of Thompson's employment therewith, including but not limited to all claims which Progressive does not know or suspect at this time to exist and which, if known, would materially affect this release. Progressive hereby covenants not to file a lawsuit or demand for arbitration to assert any such claim. This release does not release any claim Progressive may have against Thompson for a breach of any provision of this Agreement.

	4.	Thompson agrees to cooperate with Progressive in connection with any litigation involving Progressive in which Thompson may be needed as a witness.
Such cooperation by Thompson will be provided at no charge to Progressive, subject to scheduling at mutually convenient times (subject to court directives)
except that Progressive will reimburse Thompson, upon documentation, for his reasonable out-of-pocket expenses should he be required to travel for a deposition or trial testimony.

	5.	Notwithstanding Sections 2 and 3 above, the terms of a separate indemnification agreement shall survive delivery of this Agreement.

	7.	Thompson acknowledges that he has had the opportunity to review this
Agreement with legal counsel of his choosing, is knowingly making the releases herein, and is entering into this Agreement of his own free will.

	IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                      PROGRESSIVE TELECOMMUNICATIONS
					                           CORPORATION


         					    By: /s/ Barry L. Shevlin
    						                Barry L. Shevlin, President



						                /s/ 	Robert Thompson
                           Robert Thompson


Robert Thomson Agreement	1

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